Exhibit 8.2

34/F, China Central Place, 77 Jianguo Road, Chaoyang District, Beijing 100025

Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100

March 29, 2024

To:

Adagene Inc.

4F, Building C14, No. 218

Xinghu Street, Suzhou Industrial Park

Suzhou, Jiangsu Province,

People’s Republic of China

(as the “Company”)

Re: Legal Opinion Regarding Certain PRC Law Matters

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

We have acted as PRC counsel to Adagene Inc., a company incorporated under the laws of the Cayman Islands (the “Company”). With respect to the Company’s registration for issuance and sale, from time to time, by the Company of up to US$100 million of ordinary shares at par value of US$0.0001 per share (“Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares (“ADS(s)”), each ADS representing 1.25 Ordinary Shares as contemplated by (i) the Form F-3 Registration Statement (“Registration Statement”) initially filed by the Company under the U.S. Securities Act of 1933, as amended with the U.S. Securities and Exchange Commission (the "Commission") on April 26, 2022, as amended, and was subsequently declared effective on May 26, 2022 by the Commission, (ii) the prospectus contained therein (the “Base Prospectus”) and (iii) the prospectus supplement dated [March 29], 2024 (the “Prospectus Supplement” together with the Base Prospectus, the “Prospectus”) relating to the sale of such Ordinary Shares in the form of ADSs, from time to time, with an aggregate offering price of up to US$100 million pursuant to the Sales Agreement (as defined below) (the “Placement Shares”), you have requested us to furnish an opinion to you as to the matters hereinafter set forth.

A.        Documents Examined, Definition and Information Provided

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company, and such other documents, the Registration Statements, the Prospectus, the Sales Agreement, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC government authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Governmental Authorizations” mean all approvals, consents, permits, authorizations, filings, registrations, exemptions, certificates, permissions, waiver, endorsement, annual inspection, qualifications or license required by the applicable PRC Laws.

“PRC Company” means Adagene (Suzhou) Limited, which is a company incorporated in accordance with the PRC Laws.

“PRC Laws” mean the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court available on the date hereof.

“Sales Agreement” means the sales agreement dated March 29, 2024, between the Company and Leerink Partners LLC.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statements.

B.        Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion and any Document submitted to us is effective and has not been varied, revoked, withheld, cancelled or superseded by some other documents or agreements or action of which we are not aware after due inquiry;

3.	each of the parties to the Documents (except that we do not make such assumptions about the PRC Company) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party;

4.	the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and made available to us up to the date of this opinion. Where certain facts were not independently verified by us in order to render this opinion, we have relied upon the Documents issued by the PRC government agencies and representatives of the Company and the PRC Company with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents;

5.	all facts and Documents which may affect this opinion herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure; and

6.	all Governmental Authorizations and other official documentations were obtained from the competent PRC government agencies by lawful means.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.        Opinion

Based upon the foregoing, we are of the opinion that:

1. With Respect to the Corporate Structure

The description of the ownership structure described under the caption “Corporate History and Structure” in the Prospectus is true and accurate in all material respects and insofar as related to PRC Laws, nothing has been omitted from such description which would make the same misleading in any material respects. The ownership structures of the PRC Company as described in the Prospectus comply, and immediately after giving effect of the offering of securities described in the Registration Statements will comply, with all applicable PRC Laws, and do not violate, breach, or otherwise conflict with any applicable PRC Laws, except as disclosed in the Prospectus.

2. Taxation

The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statements, and to the use of our firm’s name under the captions “Recent Regulatory Developments”, “Risk Factors”, “Transfer of Funds and Other Assets”, “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the Registration Statements and Prospectus, as applicable. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng